DECKERS BRANDS REPORTS FIRST QUARTER FISCAL 2023 FINANCIAL RESULTS

•HOKA Achieves One-Billion Dollar Revenue Milestone on Trailing Twelve Months
•FY 2023 Revenue Growth 10-11% and Operating Margin 17.5-18.0% Guide Reiterated
•FY 2023 EPS Guide Raised to $17.50-$18.35, Reflecting First Quarter Share Repurchase
•Board of Directors Approved Additional Share Repurchase Authorization of $1.2 Billion

Goleta, California (July 28, 2022) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the first quarter ended June 30, 2022. The Company also reaffirmed its financial outlook for the full fiscal year ending March 31, 2023.

"Fiscal year 2023 is off to a solid start, with HOKA driving strong growth, propelling the brand to eclipse the billion-dollar milestone over the trailing twelve-month period," said Dave Powers, President and Chief Executive Officer. "The HOKA brand's speed to achieve this feat is exciting, especially as the brand's increasing penetration to our portfolio benefits Deckers' overall quarterly financial and operational performance. In addition, our Board's recent approval of a significantly increased share repurchase authorization shows a great deal of confidence in our long-term strategic plan and the opportunities that lie ahead."

First Quarter Fiscal 2023 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 21.8% to $614.5 million compared to $504.7 million. On a constant currency basis, net sales increased 23.5%.
◦Channel
▪Wholesale net sales increased 24.7% to $429.4 million compared to $344.3 million.
▪Direct-to-Consumer (DTC) net sales increased 15.4% to $185.1 million compared to $160.4 million. Comparable DTC net sales increased 14.9%.
◦Geography
▪Domestic net sales increased 14.4% to $384.5 million compared to $336.1 million.
▪International net sales increased 36.4% to $229.9 million compared to $168.6 million.
•Gross margin was 48.0% compared to 51.6%.
•Selling, general, and administrative (SG&A) expenses were $238.4 million compared to $198.7 million.
•Operating income was $56.3 million compared to $61.8 million.
•Diluted earnings per share was $1.66 compared to $1.71.

First Quarter Fiscal 2023 Brand Summary (Compared to the Same Period Last Year)

•HOKA® brand net sales increased 54.9% to $330.0 million compared to $213.1 million.
•UGG® brand net sales decreased 2.4% to $207.9 million compared to $213.0 million.
•Teva® brand net sales increased 2.0% to $59.6 million compared to $58.5 million.
•Sanuk® brand net sales decreased 5.9% to $14.2 million compared to $15.0 million.
•Other brands, primarily composed of Koolaburra®, net sales decreased 45.3% to $2.7 million compared to $5.0 million.

Balance Sheet (June 30, 2022 as compared to June 30, 2021)

•Cash and cash equivalents is $695.2 million compared to $956.7 million.
•Inventories, which include amounts in-transit, is $839.5 million compared to $457.7 million.
•The Company has no outstanding borrowings.

Stock Repurchase Program

During the first quarter, the Company repurchased approximately 384 thousand shares of its common stock for a total of $100.0 million at an average price paid per share of $260.12. As of June 30, 2022, the Company had $354.0 million remaining under its stock repurchase authorization.

In addition, the Board of Directors has approved an increase of $1.2 billion to the Company's stock repurchase authorization, which brings the Company's total outstanding authorization to approximately $1.5 billion.

Full Fiscal Year 2023 Outlook for the Twelve Month Period Ending March 31, 2023

The Company's full fiscal year 2023 outlook is forward-looking in nature, reflecting our expectations as of July 28, 2022, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: the impact of the COVID-19 pandemic on our business and operations, including supply chain disruptions, constraints and related expenses; labor shortages; changes in economic conditions, inflationary pressures, consumer confidence and discretionary spending; and geopolitical tensions.

•Net sales are still expected to be in the range of $3.45 billion to $3.50 billion.
•Gross margin is still expected to be approximately 51.5%.
•SG&A expenses as a percentage of sales are still projected to be approximately 34%.
•Operating margin is still expected to be in the range of 17.5% to 18.0%.
•Effective tax rate is still expected to be approximately 22% to 23%.
•Diluted earnings per share is now expected to be in the range of $17.50 to $18.35.
•The earnings per share guidance does not assume any impact from additional share repurchases.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the first quarter fiscal year 2023 will be broadcast live today, Thursday, July 28, 2022, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the "Webcast" box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Sanuk®, and Koolaburra®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; the disruptions and impacts caused by the COVID-19 pandemic on our business and operations; the strength of our brands; our ability to drive future growth and profitability; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of the COVID-19 pandemic, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

# # #
Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended June 30,
	2022	2021
Net sales	$614,461	$504,678
Cost of sales	319,709	244,175
Gross profit	294,752	260,503
Selling, general, and administrative expenses	238,411	198,671
Income from operations	56,341	61,832
Other (income) expense, net	(661)	181
Income before income taxes	57,002	61,651
Income tax expense	12,153	13,527
Net income	44,849	48,124
Other comprehensive income
Unrealized gain on cash flow hedges, net of tax	758	1,458
Foreign currency translation (loss) gain	(15,724)	1,893
Total other comprehensive (loss) income	(14,966)	3,351
Comprehensive income	$29,883	$51,475
Net income per share
Basic	$1.67	$1.73
Diluted	$1.66	$1.71
Weighted-average common shares outstanding
Basic	26,777	27,813
Diluted	26,948	28,062

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	June 30, 2022	March 31, 2022
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$695,230	$843,527
Trade accounts receivable, net	321,996	302,688
Inventories	839,509	506,796
Other current assets	92,993	99,117
Total current assets	1,949,728	1,752,128
Property and equipment, net	219,657	222,449
Operating lease assets	172,449	182,459
Other noncurrent assets	171,418	175,214
Total assets	$2,513,252	$2,332,250

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$604,104	$327,487
Operating lease liabilities	47,490	50,098
Other current liabilities	148,164	164,099
Total current liabilities	799,758	541,684
Long-term operating lease liabilities	159,305	171,972
Other long-term liabilities	81,782	79,769
Total long-term liabilities	241,087	251,741
Total stockholders' equity	1,472,407	1,538,825
Total liabilities and stockholders' equity	$2,513,252	$2,332,250